Exhibit 2.1

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of March 31, 2025 by and among (i) Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub I”), (iii) Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub II”, collectively with Merger Sub I, the “Merger Subs”), and (iv) SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”).

WHEREAS, the parties hereto entered into that certain Business Combination Agreement, dated as of February 27, 2024 and as amended on December 5, 2024 (as may be further amended and modified from time to time in accordance with its terms, including by this Amendment, the “Agreement”);

WHEREAS, Section 11.12 (Amendments) of the Agreement provides that the Agreement may be amended or modified in whole or in part prior to the First Merger Effective Time, only by a duly authorized agreement in writing in the same manner as the Agreement and which makes reference to the Agreement and which shall be executed by the Company, the Merger Subs and SPAC;

WHEREAS, the parties hereto desire to amend the Agreement pursuant to the terms as set forth herein; and

WHEREAS, each of the Company, Merger Sub I, Merger Sub II and SPAC is authorized and approved by its respective board of directors to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendments to the Agreement. Effective as of the date hereof,

(a) SPAC Extension. The first sentence of Section 7.6 of the Agreement is hereby amended and restated in its entirety as set forth below:

In the event that it is reasonably determined by the Company and SPAC that it is reasonably likely that the Merger will not be consummated by March 31, 2025, SPAC shall (a) use its reasonable best efforts to cause the SPAC Board to approve such amendment to the SPAC Charter to provide that the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter is extended from March 31, 2025 to June 22, 2025 (such date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, as amended, and as may be extended in accordance with the provisions of this Section 7.6, the “Business Combination Deadline” and such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, and (y) a statement that this Agreement and other Transaction Documents have been entered into.

(b) Outside Date. Clause (i) of Section 10.1 of the Agreement is hereby amended and restated in its entirety as set forth below:

by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 15, 2025 (such date, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Outside Date.”

3. No Further Amendment. The parties hereto agree that, except as provided herein, all other provisions of the Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Agreement.

4. References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Agreement (including any schedule and exhibit to the Agreement) shall refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, except as otherwise provided in this Amendment, references to the date of the Agreement and references in the Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to February 27, 2024.

5. Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

SPAC:
SK Growth Opportunities Corporation

By:	/s/ Derek Jensen
	Name:	Derek Jensen
	Title:	Chief Financial Officer

[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

MERGER SUB I:
Feather Sound I Inc.

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director

[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

MERGER SUB II:
Feather Sound II Inc.

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director

[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

COMPANY:
Webull Corporation

By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Director

[Signature Page to Amendment to Business Combination Agreement]